Exhibit 8.1

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street | Palo Alto, Ca 94304-1114 | Tel: 650-233-4500 | Fax: 650-233-4545

_____________, 2012

China Information Technology, Inc.
21st Floor, Everbright Bank Building
Zhuzilin, Futian District
Shenzhen, Guangdong 518040
People’s Republic of China

Ladies and Gentlemen:

We have acted as counsel to China Information Technology, Inc., a company incorporated in the British Virgin Islands (the “Company”), in connection with the preparation and filing on June 21, 2012 by the Company with the Securities and Exchange Commission of the Registration Statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of ordinary shares of the Company, US$0.01 par value per share.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Taxation–United States Taxation,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,